Exhibit 10.28

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of June 22, 2005 (the “Effective Date”) by and between METABASIS THERAPEUTICS, INC., a Delaware corporation (“Metabasis”), and MERCK & CO., INC., a New Jersey corporation (“Merck”).

RECITALS

WHEREAS, Metabasis has developed and acquired proprietary rights related to certain compounds that bind to and activate the biological target AMPK;

WHEREAS, Merck is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Merck and Metabasis desire to enter into a research collaboration to identify and develop Collaboration Compounds (as hereinafter defined) upon the terms and conditions set forth herein; and

WHEREAS, Merck wishes to obtain, and Metabasis is willing to grant to Merck, an exclusive, worldwide license to develop and commercialize Products in the Field (each, as defined below), subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.  References to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided:

1.1          “[***]” shall have the meaning provided in Exhibit A hereto.

1.2          “[***]” shall have the meaning provided in Exhibit A hereto.

1.3          “Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) (or if the jurisdiction where such entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that Merck or Metabasis actually controls such entity) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Metabasis; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or if the jurisdiction where such entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that such entity actually controls Merck or Metabasis) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Metabasis; or (iii) any corporation or business entity of which more than fifty percent (50%) (or if the jurisdiction where such entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that the owning entity actually controls the owned entity) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.4          “Alliance Manager” shall have the meaning set forth in Section 2.9.

1.5          “Biological Target” shall mean AMP-activated protein kinase.

1.6          “Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.7          “Calendar Year” shall mean each respective period of twelve (12) months commencing on January 1 and ending on December 31.

1.8          “[***] Technology” shall mean (a) any and all [***] of a [***]; and/or (b) any method of making or using any of the foregoing.

1.9          “Change of Control” shall mean with respect to a party:  (a) a sale of all or substantially all of such party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving a party in which the stockholders of such party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (c) a person or entity, or group of persons or entities, acting in concert acquire 50% or more of the voting equity securities or management control of such party, except for a bona fide equity financing with arm’s-length financial investors.

1.10        “Clinical Trial” shall mean a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, or any studies conducted following Marketing Authorization that include the administration of Product to humans.

1.11        “Collaboration” shall have the meaning provided in Section 2.1.

1.12        “Collaboration Compound” shall mean any compound [***], the primary mechanism of action of which is [***], and that is in the Control of [***] during the [***] (in

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each case, whether or not identified or synthesized [***] and/or whether or not identified or synthesized [***]).

1.13        “Combination Product” shall mean a Product which includes one or more pharmaceutically active ingredients other than Collaboration Compound(s) in addition to Collaboration Compound(s).  All references to Product in this Agreement shall be deemed to include Combination Product.

1.14        “Competitive Product” shall mean, with respect to a Product being commercialized by or on behalf of a Related Party in a particular country, any preparation in final form being commercialized by a non Related Party in such country [***], delivered by the same route of administration as such Product, whether for sale by prescription, over-the-counter or any other method.

1.15        “Compulsory License” shall mean, in the case of a Product, a compulsory license obtained by a Third Party through the order, decree or grant of a Regulatory Authority, authorizing such Third Party to manufacture, use, sell, offer for sale or import such Product in a particular country.

1.16        “Confidential Information” shall have the meaning provided in Section 9.1.

1.17        “Control” shall mean, with respect to any Know-How, Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Know-How, Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.18        “Co-Promotion Option” shall have the meaning provided in Section 3.6.

1.19        “Co-Promotion Territory” shall mean the USA.

1.20        “[***]” shall have the meaning provided in Exhibit A hereto.

1.21        “Estimated Product Launch Date” shall have the meaning provided in Section 3.6.

1.22        “European Market” shall mean: (a) any one of the following countries: the United Kingdom, France, Germany, Italy or Spain; or (b) the European Union as a whole.

1.23        “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the USA.

1.24        “Field” shall mean the use of Collaboration Compounds for all human and animal uses.

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1.25        “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.26        “Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve-month period (including normal vacations, sick days and holidays).  The portion of an FTE year devoted by a scientist to the Collaboration shall be determined by dividing the number of full days during the applicable twelve-month period devoted by such employee to the Collaboration by the total number of working days during such twelve-month period.

1.27        “FTE Rate” shall mean the amount Merck will pay Metabasis during the Research Term to support one (1) Metabasis FTE dedicated to the Collaboration.  The FTE Rate will be [***] per FTE.  The FTE Rate shall include all personnel, equipment, reagents and all other expenses including support staff and overhead for or associated with an FTE; provided, however, that payment by Merck of the FTE Rate shall not be deemed to give Merck any ownership interest in any equipment, reagents or other property purchased by Metabasis using such funding.

1.28        “Good Laboratory Practices” or “GLP” shall mean current Good Laboratory Practices regulations as promulgated by the FDA.

1.29        “HepDirect Technology” shall mean (a) any and all [***] that are activated by any [***] and/or (b) any method of making or using any of the foregoing.

1.30        “HepDirect[***] Patents” shall mean Metabasis Patents claiming any Invention directed to HepDirect Technology or [***] Technology either (a) having an effective priority date for such Invention that is before the Effective Date; or (b) having an effective priority date for such Invention that is after the Effective Date but that (i) do not claim the composition of matter of or a method of use for a Preclinical Candidate, or (ii) do not specifically claim a method of manufacture of a Preclinical Candidate.

1.31        “IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.32        “IND-Enabling GLP Toxicology Studies” shall mean genotoxicity, acute toxicology, safety pharmacology, and sub-chronic toxicology studies, in species that satisfy applicable regulatory requirements, using applicable GLPs, that meet the standard necessary for submission as part of an IND filing with a Regulatory Authority.

1.33        “Indication” means a separate and distinct disease or medical condition in humans for which a Product has received Marketing Authorization, meaning that such Indication is contained in the Product’s labeling approved by a Regulatory Authority as part of the Marketing Authorization for such Product.  The parties agree that: (i) [***]; (ii) the [*** ](e.g., [***]); and (iii) the [***] (e.g., [***]).

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1.34        “Information” shall mean any and all information and data, including without limitation Merck Know-How, Metabasis Know-How, and all other scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial, legal, and commercial information and data, whether communicated in writing or orally or by any other method, which is provided by one party to the other party in connection with this Agreement.

1.35        “Initiates” shall mean, with respect to a Clinical Trial, the administration of the first dose to the first human in such Clinical Trial.

1.36        “Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding, whether or not patentable.

1.37        “Joint Development Committee” and “JDC” shall have the meaning provided in section 3.2.

1.38        “Joint Research Committee” and “JRC” shall have the meaning provided in Section 2.2.

1.39        “Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, Know-How, and trade secrets, patentable or otherwise, resulting from the Collaboration developed or invented jointly by at least one employee of Merck or others acting on behalf of Merck and at least one employee of Metabasis or others acting on behalf of Metabasis, during the Research Term [***], where inventorship of an Invention, whether patentable or not, is to be determined in accordance with the patent laws of the USA.

1.40        “Jointly-Owned Off-Target Compound” shall mean any compound within the Joint Information and Inventions the primary mechanism of action of which is [***].

1.41        “Joint Patents” shall mean all Patents that claim Joint Information and Inventions.

1.42        “Joint Technology” shall mean Joint Information and Inventions and Joint Patents.

1.43        “Know-How” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, Inventions, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results and descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical materials.

1.44        “Major Market” shall mean the USA, the European Union or Japan.

1.45        [***]

1.46        [***]

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1.47        “Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority in a country or other regulatory jurisdiction (including without limitation all applicable pricing and governmental reimbursement approvals) that are necessary to market and sell a Product for human use in such country or regulatory jurisdiction.

1.48        “Materials” shall have the meaning provided in Section 2.8.

1.49        “Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, Know-How, and trade secrets, patentable or otherwise, resulting from the Collaboration that are [***] for the research, development, manufacture, marketing, use or sale of any Collaboration Compound or Product in the Field and are developed solely by employees of Merck or others acting on behalf of Merck during the Research Term [***].

1.50        “Merck Know-How” shall mean all Know-How that during the Term (i) is in Merck’s Control, (ii) is not generally known and (iii) is [***] for the conduct of the Collaboration and/or the research, development, manufacture, marketing, use or sale of any Collaboration Compound or Product in the Field.

1.51        “Merck Patents” shall mean, to the extent Controlled by Merck as of the Effective Date or during the Term, all Patents that are [***] for the development, manufacture, use or sale of any Collaboration Compound or Product in the Field, but excluding the Joint Patents.

1.52        “Merck Technology” shall mean the Merck Patents and Merck Know-How.

1.53        “Metabasis Information and Inventions” shall mean all protocols, formulas, data, Inventions, Know-How, and trade secrets, patentable or otherwise, resulting from the Collaboration that are necessary or useful for the research, development, manufacture, marketing, use or sale of any Collaboration Compound or Product in the Field and are developed solely by employees of Metabasis or others acting on behalf of Metabasis during the Research Term [***].

1.54        “Metabasis Know-How” shall mean all Know-How that during the Term (i) is in Metabasis’ Control, (ii) is not generally known and (iii) is necessary or useful for the conduct of the Collaboration and/or the research, development, manufacture, marketing, use or sale of any Collaboration Compound or Product in the Field.

1.55        “Metabasis Marks” shall have the meaning provided in Exhibit A hereto.

1.56        “Metabasis Patents” shall mean, to the extent Controlled by Metabasis as of the Effective Date or during the Term, all Patents that are necessary or useful for the development, manufacture, use or sale of any Collaboration Compound or Product in the Field, but excluding the Joint Patents.

1.57        “Metabasis Sales Force” shall have the meaning provided in Exhibit A hereto.

1.58        “Metabasis Technology” shall mean the Metabasis Patents and Metabasis Know-How.

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1.59        “Metabolic Disease Indication” shall mean any of the following Indications:  diabetes, dyslipidemia and obesity.

1.60        “NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the US Food, Drug and Cosmetics Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority in a country or other regulatory jurisdiction to obtain marketing approval for a biological, pharmaceutical or diagnostic product for human use in that country or regulatory jurisdiction.

1.61        “Net Sales” shall mean the gross invoice price of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)           trade and quantity discounts other than early payment cash discounts;

(b)           returns, rebates, chargebacks and other allowances;

(c)           retroactive price reductions that are actually allowed or granted; and

(d)           a fixed amount equal to [***] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges.

With respect to sales of a particular Combination Product, and on a country-by-country basis, the “Net Sales” for royalty purposes hereunder shall be calculated by multiplying the actual Net Sales (calculated in the manner described above) of such Combination Product by the fraction [***], in which A is [***], and B is [***].  All [***] shall be calculated as the [***] during the applicable accounting period for which the Net Sales are being calculated.  If, on a country-by-country basis, no [***], is made in such country during the applicable accounting period, or if the [***] cannot be determined for an accounting period, then the “Net Sales” for royalty purposes hereunder for sales of such Combination Product in each such country shall be determined by multiplying the Net Sales (calculated in the manner described above) of such Combination Product in such country by a fraction, determined by mutual agreement of the parties, that reflects the [***] to the end user in such country; provided that in no event will the [***] be less than [***] for purposes of this paragraph.

1.62        “Non-Merck Product” shall have the meaning provided in Exhibit A hereto.

1.63        “Patents” shall mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the Patent Cooperation Treaty and the European Patent Convention, together with (b) any renewal, division, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

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1.64        “PCC Criteria” shall mean the criteria that a particular Collaboration Compound must satisfy prior to nomination for assessment and review by Merck’s Preclinical Development Review Committee (or its successor committee) for entry into IND-Enabling GLP Toxicology Studies, as set forth in an exhibit to the Research Plan (as such exhibit may be modified by the JRC or JDC from time to time).

1.65        “Phase 1 Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.66        “Phase 2 Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.67        “Phase 3 Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.68        “Preclinical Candidate” shall mean a Collaboration Compound that Merck’s Preclinical Development Review Committee (or its successor committee) approves for entry into IND-Enabling GLP Toxicology Studies or that is actually entered into IND-Enabling GLP Toxicology Studies by Merck or a Related Party.

1.69        “Product” shall mean any pharmaceutical or biological preparation in final form containing a Preclinical Candidate (i) for sale by prescription, over-the-counter or any other method or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field.

1.70        “Product Patents” shall mean any Metabasis Patents that claim the composition of matter of a Preclinical Candidate or Product under development or commercialization by or on behalf of Merck, or any method of use or manufacture thereof, but excluding, in any event, any and all HepDirect[***] Patents.

1.71        “Project Leader” shall have the meaning provided in Section 2.2(d).

1.72        “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the any country in the world, including, in the USA, the FDA.

1.73        “Related Party” shall mean Merck, its Affiliates and sublicensees (which term does not include distributors) permitted under this Agreement.  Notwithstanding the foregoing, in no event shall Metabasis be considered a Related Party.

1.74        “Research Plan” shall mean the plan that sets out the research work to be performed by Metabasis and Merck in conducting the Collaboration, as such plan may be developed, amended or modified by the JRC or the parties as contemplated under this Agreement.

1.75        “Research Term” shall mean the three-year period commencing on the Effective Date, subject to extension for one additional year by mutual written agreement of the parties [***].

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1.76        “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the [***] of (a) [***] after the date of First Commercial Sale of such Product in such country, and (b) the expiration of the last to expire of the Metabasis Patents, Merck Patents or Joint Patents containing a Valid Patent Claim relating to such Product in such country.

1.77        “Tail Period” shall mean, if this Agreement is terminated prior to the [***] of the Effective Date, the period beginning on the date of such termination and ending on the [***] of the Effective Date; provided, however, that if the Research Term is extended beyond the [***] of the Effective Date, such period shall continue until the date that is [***] after the expiration or termination of such extended Research Term.

1.78        “Term” shall have the meaning provided in Section 10.1.

1.79        “Third Party” shall mean an entity other than Merck and its Related Parties, and Metabasis and its Affiliates.

1.80        “USA” shall mean the United States of America, its territories and possessions.

1.81        “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Metabasis Patents, Merck Patents or Joint Patents that either (i) claims Collaboration Compound or Product as a composition-of-matter or (ii) claims a method of use for, or method of manufacture of, Collaboration Compound or Product, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

2.                                      COLLABORATION

2.1          Collaboration.  Subject to the terms and conditions of this Agreement, Metabasis and Merck shall conduct a discovery collaboration during the Research Term to identify or synthesize Collaboration Compounds satisfying the PCC Criteria for potential development by Merck in the Field (collectively, the “Collaboration”), with an initial focus on the treatment of diseases and disorders associated with the metabolic syndrome.  The activities to be undertaken in the course of the Collaboration shall be set forth in the initial Research Plan, which shall be developed, and may be amended from time to time, by the JRC in accordance with this Article 2.

2.2          Joint Research Committee.  No later than ten (10) days following the Effective Date, the parties shall establish a committee to facilitate the Collaboration as follows:

(a)           Composition of the Joint Research Committee.  The Collaboration shall be conducted under the direction of a joint research committee (the “Joint Research Committee” or “JRC”) composed of three (3) named representatives of Merck and three (3) named representatives of Metabasis.  Each party may change its representatives to the JRC from time to time in its sole discretion, effective upon notice to the other party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Collaboration.  Additional representatives or consultants may from

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time to time, by mutual consent of the parties, be invited to attend JRC meetings, subject to such representative’s or consultant’s written agreement to comply with confidentiality and non use obligations equivalent to those set forth in Article 9 hereof.  Each party shall bear its own expenses related to the attendance of such meetings by its representatives.  The JRC shall be chaired by a representative of Merck.  Except as expressly provided in this Section 2.2, the JRC’s decision-making authority shall be limited to scientific and technical matters related to the conduct of the Collaboration.  The JRC shall have the authority to develop and agree upon the initial Research Plan, as described below, and thereafter to modify the Research Plan, including, without limitation, the allocation by scientific discipline of the FTEs at Metabasis funded by Merck in accordance with Section 2.4, subject to the limitations set forth below in this Section 2.2.  Decisions of the JRC shall be made by unanimous vote, with each party’s representatives on the JRC collectively having one (1) vote.  In the event that the JRC cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the Alliance Managers, who shall meet promptly thereafter and shall negotiate in good faith to resolve such issue.  If they cannot resolve such issue within ten (10) business days of commencing such negotiations, then such issue shall be referred to the Executive Vice President, Worldwide Basic Research for Merck and the Executive Vice President of Research and Development for Metabasis.  Such officers of the parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue.  If they cannot resolve such issue within thirty (30) days of commencing such negotiations, then the resolution and/or course of conduct shall be determined by the [***], but [***] will provide [***] with respect to matters for which [***] and will give good faith consideration to [***] and make reasonable efforts to take [***].  Notwithstanding the foregoing, in no event shall the JRC [***] have the right:

(i)            to modify or amend the terms and conditions of this Agreement other than the Research Plan;

(ii)           to determine which [***] personnel perform Collaboration activities or act as [***] representatives on the JRC;

(iii)         to determine the specific means by which [***] executes the activities for which it is responsible under the Research Plan;

(iv)          to require [***] to perform tasks inconsistent with the approved Research Plan;

(v)            to approve an initial Research Plan that would require, or to modify or amend the Research Plan in any manner that would require, [***] beyond that specified in, or agreed upon in accordance with, Section [***] or to incur expenses not contemplated by this Agreement; or

(vi)          to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

No later than thirty (30) days following the Effective Date, the parties shall convene the inaugural JRC meeting (the “Inaugural Meeting”).  The principal focus of the Inaugural Meeting shall be discussion of, and agreement upon, the initial Research Plan, including the

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allocation by scientific discipline of the Initial Metabasis FTEs provided for in Section 2.4.  If the JRC is unable to agree unanimously upon the initial Research Plan within thirty (30) days after the Effective Date, the issue shall be resolved as described in the first paragraph of this Section 2.2(a) .  The preliminary allocation of the Initial Metabasis FTEs is agreed by the parties to be [***] FTEs and [***] FTEs.  Any modification of the allocation by scientific discipline of the Initial Metabasis FTEs shall require the unanimous approval of all JRC members [***].

(b)           Meetings.  The JRC shall meet in accordance with a schedule established by mutual agreement of the parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Metabasis and Merck facilities (or such other locations as is mutually agreed by the parties).  Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment.  The JRC shall confer solely regarding the status of the Collaboration, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and FTE-allocation matters relating to the Collaboration which are referred to the JRC.  No JRC meeting may be conducted unless at least two (2) representatives of each party are participating.

(c)           Minutes.  The hosting party shall have responsibility for preparing definitive minutes of such JRC meeting, a draft of which shall be circulated for comment to all members of the JRC within fifteen (15) days after the relevant meeting.  Such minutes shall provide a description, in reasonable detail, of the Collaboration progress during the period since the most recent JRC meeting and of the discussions at the meeting, a list of any actions or determinations approved by the JRC at such meeting, and the identification of any issues that were not resolved by the JRC at such meeting.  The Project Leaders for the parties shall discuss any comments on such minutes and finalize the minutes by no later than thirty (30) days after such meeting.  Any disagreement on the minutes shall be resolved in accordance with Section 2.2(a).

(d)           Project Leaders.  Merck and Metabasis each shall appoint a person (a “Project Leader”) from the JRC to coordinate its part of the Collaboration.  The Project Leaders shall be the primary contact between the parties with respect to the Collaboration.  Each party shall notify the other party as soon as practicable upon changing this appointment; provided, however, that each party’s Project Leader shall at all times be a representative on the JRC.

2.3          Conduct of the Collaboration.  Subject to the terms and conditions of this Agreement, each party shall be responsible for managing and controlling its respective research obligations under the Research Plan.  Each party shall proceed diligently and in a timely manner with the work set out in the Research Plan by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Collaboration and to use personnel with sufficient skills and experience as are required to accomplish the Collaboration in accordance with the terms of this Agreement and Research Plan.  In no event shall Metabasis be obligated to devote to the Collaboration more than the number of FTEs being funded by Merck under this Agreement.  Each party shall be entitled to utilize the services of Affiliates to perform its Collaboration responsibilities.  Each party shall be entitled to utilize the services of Third Parties to perform its Collaboration responsibilities only upon the prior written consent of the JRC (not to be unreasonably withheld).  Notwithstanding any such use of Affiliates or Third Parties, each

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party shall remain at all times responsible for the performance of its respective responsibilities under the Collaboration and shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to comply with confidentiality and non use obligations equivalent to those set forth in Article 9 and to assign ownership of Inventions made in the course of Collaboration activities to such party.

2.4          Use of Merck Research Funding and Metabasis FTE Commitments.  Metabasis shall apply the research funding it receives from Merck under this Agreement to carry out its Collaboration activities in accordance with the Research Plan and the terms and conditions of this Agreement.  During the Research Term, Metabasis shall dedicate [***] FTEs to the Collaboration to work directly on the Collaboration (the “Initial Metabasis FTEs”), all of which shall be funded by Merck in accordance with Section 5.2.  In the event that the JRC modifies the Research Plan such that the total number of FTEs dedicated to the Collaboration by both parties in the aggregate (“Aggregate FTEs”) will exceed [***], then [***] of the total number of Aggregate FTEs in excess of the most recently agreed number of Aggregate FTEs shall be Metabasis FTEs (the “Additional Metabasis FTEs”); provided, however, that [***]; and provided, further, that [***].  After the initial designation by [***], [***] shall not have the right [***] to modify such allocation without the prior written consent of [***].  All of the Additional Metabasis FTEs provided by Metabasis shall be funded by Merck in accordance with Section 5.2.

2.5          Exchange of Compounds and Information.  Promptly following the Effective Date, Metabasis shall disclose to Merck all Collaboration Compounds known to Metabasis as of the Effective Date and, subject to availability, shall provide samples of such Collaboration Compounds to Merck.  During the Research Term, each party shall promptly disclose to the other party any and all Collaboration Compound(s) identified by such party in the course of the Collaboration as a result of screening compound libraries Controlled by such party.  In addition, during the Research Term, each party shall promptly disclose to the other party any and all compounds synthesized by such party in the course of performing Collaboration activities (regardless of whether such compounds constitute Collaboration Compounds).  At a party’s request, and subject to availability, the other party shall provide to such party samples of any such compound(s) for use by such party in accordance with this Agreement.  Nothing herein shall require either party to disclose information received from a Third Party that remains subject to bona fide confidentiality obligations to such Third Party.

2.6          Records and Reports.

(a)           Records.  Metabasis and Merck shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Collaboration by such party.

(b)           Quarterly Reports.  Within thirty (30) days following the end of each Calendar Quarter during the Research Term, each party shall provide to the other party a written progress report in English which shall describe the work performed by such party to date on the Collaboration and the allocation by scientific discipline of such party’s FTEs to Collaboration activities, evaluate the work performed in relation to the goals of the Collaboration and provide

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such other information required by the Collaboration or reasonably requested by the other party relating to the progress of the goals or performance of the Collaboration.  Without limiting the generality of the foregoing, each such progress report will disclose any Collaboration Compounds identified or synthesized by such party during such Calendar Quarter.

2.7          Compliance.  Each party shall conduct the Collaboration in accordance with all applicable laws, rules and regulations, including, without limitation, GLPs, if applicable.  In addition, if animals are used in research hereunder, each party will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals.  The parties are encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals.  Any animals which are used in the course of the Collaboration, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.  Metabasis shall notify Merck in writing of any deviations from applicable regulatory or legal requirements that relate to or may impact the Collaboration.  Merck shall notify Metabasis in writing of any deviations from applicable regulatory or legal requirements to the extent such deviation(s) could reasonably be expected to have a material adverse effect on the Collaboration.  Each party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any services hereunder.

2.8          Materials.  During the Research Term, each party may provide the other party with chemical or biological materials, including without limitation Collaboration Compound(s), for the purpose of conducting the Collaboration (collectively, the “Materials”).  Each party shall use the Materials supplied by the other party solely for the purposes of carrying out its respective activities under the Collaboration in accordance with the terms of this Agreement and, in the case of Merck, of developing, manufacturing and/or commercializing Collaboration Compound(s) and/or Product(s) in accordance with this Agreement.  Neither party shall transfer, deliver or disclose any such Materials of the other party, or any derivatives, analogs, modifications or components thereof, to any Third Party without the prior written approval of the providing party, except that: (a) Metabasis may transfer Materials provided by Merck to Metabasis’ permitted subcontractors under Section 2.3 of its Collaboration activities for the sole purpose of performing such Collaboration activities; and (b) Merck may transfer Materials provided by Metabasis (i) to Merck’s permitted subcontractors under Section 2.3 of its Collaboration activities for the sole purpose of performing such Collaboration activities or (ii) to Merck’s Related Parties and their agents for the sole purpose of developing, manufacturing and/or commercializing Collaboration Compound(s) and/or Product(s); subject in each case to the terms and conditions of this Agreement.  The Materials are not to be used in humans, except as contemplated by this Agreement and permitted by applicable law.  Upon expiration or termination of the Collaboration, (x) Metabasis shall, at Merck’s option, deliver to Merck or destroy (in accordance with instructions from Merck) any unused Materials supplied by Merck, and any derivatives, analogs, modifications or components thereof, and (y) Merck shall deliver to Metabasis or destroy (in accordance with instructions from Metabasis) any unused Materials supplied by Metabasis, and any derivatives, analogs, modifications or components thereof; provided that for so long as the license set forth in Section 4.1(a)(ii) remains in effect and Merck is conducting development and/or commercialization activities on at least one Collaboration Compound and/or

Product hereunder, Merck may retain any quantities supplied by Metabasis of Preclinical Candidates and Products.

2.9          Alliance Managers.  Each of the parties shall appoint one senior representative to act as its Alliance Manager.  The role of the Alliance Manager is to act as a single point of contact between the parties to ensure a successful collaboration.  The Alliance Managers shall attend all JRC and JDC meetings as non-voting participants, unless they are also appointed members of such committee pursuant to Section 2.2 or Section 3.2, as applicable; provided, however, that an Alliance Manager may bring any matter to the attention of any committee if such Alliance Manager reasonably believes that such matter warrants such attention.

Each party may change its designated Alliance Manager from time to time upon written notice to the other party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JRC and the JDC.  Each Alliance Manager also shall:

(i)            identify and bring disputes to the attention of the JRC or JDC, as applicable, in a timely manner and be the point of first referral in all matters of conflict resolution;

(ii)           provide a single point of communication for seeking consensus both internally within the parties’ respective organizations and between the parties;

(iii)         plan and coordinate cooperative efforts and internal and external communications; and

(iv)          take responsibility for ensuring that JRC and JDC meetings and the production of meeting minutes occur as set forth in this Agreement and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

3.                                      DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1          Clinical Development and Registration.  Subject to the terms and conditions of this Agreement, Merck shall control, and be solely responsible for the costs associated with, the worldwide preclinical and clinical development and registration of Products by or on behalf of either party, including without limitation any and all studies that include the administration of Collaboration Compound or Product to humans.

3.2          Joint Development Committee: Composition, Meetings and Cost.  Promptly (but no later than thirty (30) days) following approval of the first Preclinical Candidate, Merck and Metabasis shall establish a Joint Development Committee (the “Joint Development Committee” or “JDC”) with an equal number of (not to exceed four (4)) representatives of each party.  Merck’s representatives on the JDC shall disclose to Metabasis’ representatives on the JDC, within a reasonable period of time, all information and documentation in Merck’s Control relating to the development of Products that is reasonably necessary, in Merck’s opinion, for Metabasis’ representatives to participate in the proceedings of the JDC, potentially including non-clinical and Clinical Trial results, final protocols, draft and final study reports, original and revised development plans for Product and regulatory submissions and correspondence with regard to Product.  The Joint Development Committee shall meet in accordance with a schedule established by mutual agreement of the parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Metabasis and Merck facilities (or such other locations as may be determined by the JDC).  Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment.  Each party shall bear its own expenses related to the attendance of such meetings by its representatives.  The JDC shall be chaired by a representative of Merck.  [***] shall provide [***] with [***] within [***] of [***].  [***] shall be the holder of all NDAs for Products throughout the world.

3.3          Decision-Making.  [***] shall have final decision-making authority on the Joint Development Committee and in general regarding development and regulatory work and issues relating to Products worldwide.  However, [***] representatives on the JDC will provide [***] representatives on the JDC with an opportunity to present [***] with respect to [***] and will give good faith consideration thereto.  [***] representatives on the JDC will make reasonable efforts to take [***] into account when developing recommendations to [***].

3.4          Commercialization of Products.  Subject to the terms and conditions of this Agreement (including, without limitation, Articles 5 and 6), and subject to Metabasis’ Co-Promotion Option set forth in Section 3.6, Merck shall control, and be solely responsible for the costs associated with, the worldwide commercialization of Products.  Merck shall have final decision-making authority for all issues relating to commercialization of Products, including, but not limited to, all reimbursement and pricing matters.  The appropriate Merck marketing representatives shall meet with the appropriate Metabasis representatives once during each Calendar Year to review the worldwide commercialization of Products, for information purposes only.  Furthermore, in the event that Metabasis and Merck enter into a co-promotion agreement with respect to a Product, Metabasis shall be kept informed regarding the commercialization of such Product in the USA through a joint commercialization committee to be established by the parties pursuant to Exhibit A.

3.5          Manufacturing.  Merck shall be responsible for the worldwide supply of all Collaboration Compounds and Products developed and/or commercialized hereunder.

3.6          Co-Promotion Option.  Subject to the terms and conditions of this Agreement, Merck hereby grants to Metabasis the option to co-promote Products in the Co-Promotion Territory (the “Co-Promotion Option”).  Metabasis may exercise the Co-Promotion Option, at its sole discretion, by written notice to Merck, given no later than [***] in advance of Merck’s good faith estimated launch date of the first Product in the Co-Promotion Territory (the “Estimated Product Launch Date”), of which Estimated Product Launch Date Merck shall keep Metabasis regularly and fully informed.  If Metabasis exercises its Co-Promotion Option, the parties shall negotiate in good faith and enter into a co-promotion agreement governing such co-promotion activities no later than [***] prior to the Estimated Launch Date.  Such co-promotion agreement shall include, without limitation, the terms set forth in Exhibit A hereto.  Metabasis shall not have the right to assign, sublicense, delegate or otherwise transfer its Co-Promotion Option or any of its rights or obligations under the co-promotion agreement entered into pursuant

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to this Section 3.6 to any Third Party or in connection with a Change of Control of Metabasis, except with the prior written consent of Merck.

3.7          Disclosure Regarding Additional Compounds and Preclinical Candidates.  During the Term, Merck shall keep Metabasis regularly and fully informed as described in this Section 3.7 regarding the worldwide development and commercialization of Products by Merck or its Related Parties.  Such information shall be communicated to Metabasis through the Joint Development Committee.  In addition, to the extent not previously disclosed to the other party in writing pursuant to Section 2.5, and no less frequently than quarterly, each party shall provide the other party with a written report disclosing the initial generation or acquisition of any Collaboration Compound by or on behalf of such party or any of its Affiliates/Related Parties.  In addition, each such report by Merck shall include the approval or designation of any Preclinical Candidate during such period.  The provisions of this Section 3.7 shall survive expiration or termination of the Research Term for so long as Merck has a license under Section 4.1(a)(ii).

3.8          Adverse Experience Reporting.  Subject to Article 9 hereof, each party agrees throughout the Term to notify the other party within two (2) working days, in English, of any information of which such party becomes aware concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof (hereinafter “Adverse Experience”), where such Adverse Experience is Serious and associated with the clinical uses, studies, investigations, tests and commercialization of Product, whether or not determined to be attributable to Product.  Each party shall furnish the other party with copies of all other Adverse Experiences reported to such party in connection with the  commercialization of Product, in English, within ten (10) working days after receipt.  “Serious” as used in this Section refers to an experience which results in death, is immediately life threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose.  Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed should also be considered Serious.

It is understood and agreed that these Adverse Experience reporting requirement provisions are based on the policies and procedures of Merck and regulatory reporting requirements.  Accordingly, in the event of changes to regulatory requirements for Adverse Experience reporting, Metabasis agrees to comply with such revised notification requirements.

4.                                      LICENSES

4.1          License Grants.

(a)           By Metabasis.

(i)            Collaboration License.  Subject to the terms and conditions of this Agreement, Metabasis hereby grants to Merck, during the Research Term, an exclusive (even as to Metabasis, except as set forth below in this Section 4.1(a)(i)), worldwide, royalty free license, without the right to sublicense except as permitted under Section 2.3, under the Metabasis Technology and Metabasis’ interest in the Joint Technology solely to perform Merck’s obligations under the Research Plan as expressly authorized by this Agreement.  The exclusivity of the foregoing license shall be subject to Metabasis’ retained right to practice under the Metabasis Technology and the Joint Technology solely to perform Metabasis’ obligations under the Research Plan as expressly authorized by this Agreement and to practice under the Metabasis Technology and the Joint Technology for purposes other than research, development and commercialization of Collaboration Compounds and Products.

(ii)           Development and Commercialization Licenses relating to Collaboration Compounds.  Subject to the terms and conditions of this Agreement, Metabasis hereby grants to Merck, during the Term, an exclusive (even as to Metabasis, except as set forth below in this Section 4.1(a)(ii)), worldwide, royalty bearing license, with the right to sublicense, under the Metabasis Technology and Metabasis’ interest in the Joint Technology, to research, develop, make, have made and use Collaboration Compounds for the sole purpose of identifying and developing Preclinical Candidates and Products in the Field and to develop, make, have made, use, sell, offer for sale, have sold and import Preclinical Candidates and Products in the Field; provided, however, that Merck and its Related Parties shall not initiate or conduct, or have conducted, IND-Enabling GLP Toxicology Studies or any Clinical Trial of, or sell, offer for sale or have sold, any Collaboration Compound or any Product, unless and until Merck has approved or designated such Collaboration Compound as a Preclinical Candidate. If Metabasis exercises the Co-Promotion Option, the exclusivity of the foregoing license shall be subject to Metabasis’ retained right to practice under the Metabasis Technology and the Joint Technology solely to co-promote Products in the Co-Promotion Territory in accordance with Section 3.6, Exhibit A hereto and any co-promotion agreement entered into by the parties in connection therewith.  The exclusivity of the foregoing license shall also be subject to Metabasis’ retained right to practice under the Metabasis Technology and the Joint Technology for purposes other than research, development and commercialization of Collaboration Compounds and Products.

(b)           By Merck.

(i)            Collaboration License.  Subject to the terms and conditions of this Agreement, Merck hereby grants to Metabasis, during the Research Term, a non exclusive, worldwide, royalty free license, without the right to sublicense, under the Merck Technology and Merck’s interest in the Joint Technology solely to perform Metabasis’ obligations under the Research Plan.

4.2          Exclusivity.  [***], each party agrees that it shall not, directly or indirectly, [***], except pursuant to, and subject to the terms and conditions of, this Agreement, including, without limitation, Article 10 hereof.  Without limiting the generality of the foregoing, during the Term, Merck and its Related Parties shall not initiate or conduct, or have conducted, IND-Enabling GLP Toxicology Studies or any Clinical Trial of, or sell, offer for sale or have sold any Collaboration Compound or any Product, unless Merck has approved such Collaboration Compound as a Preclinical Candidate.

4.3          Diligence Obligations.  Merck shall use reasonable efforts, consistent with the usual practice followed by Merck in pursuing the development, commercialization and marketing of its other pharmaceutical products for the treatment of diabetes (and no less than the efforts used by Merck with respect to its other pharmaceutical products of similar commercial potential), at its own expense, to develop and commercialize, itself or through Related Parties, as

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promptly as reasonably practicable, [***] on a commercially reasonable basis in the Major Markets and in such other countries throughout the world where in Merck’s reasonable opinion it is commercially viable to do so.  In the event that (a) Merck’s development and commercialization efforts with respect to Preclinical Candidates and Products substantially cease for a period of [***] or more, or (b) Merck makes a determination to discontinue its development and commercialization efforts with respect to Preclinical Candidates and Products, then Merck shall provide Metabasis with prompt written notice thereof.  In addition, if Metabasis in good faith believes that Merck’s good faith development and commercialization efforts with respect to Preclinical Candidates and Products have substantially ceased for a period of [***] or more, then Metabasis may provide Merck with written notice thereof, in which event Merck shall have sixty (60) days from the date of such notice in which to provide Metabasis with a written description of its then-current efforts with respect to Preclinical Candidates and Compounds and its rationale for concluding that such efforts are reasonable.

4.4          Retained Rights; No Implied Licenses.  Subject to Sections 4.2 and 7.1(b), Metabasis hereby expressly reserves the right to practice, and to grant licenses under, the Metabasis Technology and the Joint Patents for any and all purposes other than the specific purposes for which Merck has been granted an exclusive license under Section 4.1(a).  Subject to Sections 4.2 and 7.1(b), Merck hereby expressly reserves the right to practice, and to grant licenses under, the Merck Technology and the Joint Patents for any and all purposes.  No right or license under any Patents or Information is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

5.                                      FEES AND PAYMENTS

5.1          Upfront Fee.  Merck shall make a one-time, non refundable, non creditable payment to Metabasis equal to US$5,000,000 within thirty (30) days of the Effective Date.

5.2          Research Funding.  During the Research Term, Merck shall make research funding payments to Metabasis for the applicable number of FTEs per year determined in accordance with Section 2.4, quarterly in advance, at the FTE Rate; provided, however, that the payments for the first Calendar Quarter and the last Calendar Quarter of the Research Term shall be made on a pro rata basis and payment for the first Calendar Quarter shall be made within ten (10) days after the first day of the Research Term.  All other FTE payments shall be made on the first business day of each Calendar Quarter during the Research Term.  Within thirty (30) days following the end of each Calendar Quarter, Metabasis shall provide Merck with a list of names of people providing FTEs to the Collaboration and the percentage of their time worked on the Collaboration on a monthly basis.  If Metabasis fails, in any Calendar Year, to provide the specified aggregate number of FTEs, then, in addition to any other rights that Merck has under this Agreement, Merck shall be entitled to [***]; provided, however, that if the amount of any such [***] exceeds the amount of Merck’s remaining research funding obligations under this Section 5.2, then Merck shall be entitled to [***] to Metabasis under this Article 5; and provided, further, that, notwithstanding the provisions of Section 5.3(c), in the event that Merck’s other payment obligations to Metabasis under this Article 5 during the Calendar Year immediately following the Calendar Year in which the [***] occurred (the “Following Calendar Year”) are lower in amount than the amount of such [***], all of such [***] to such other payment

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obligations shall be [***] Merck by Metabasis within thirty (30) days following the end of the Following Calendar Year.

5.3          Milestone Payments.

(a)           Preclinical Milestone.  Within thirty (30) days following initiation of [***] with respect to a Collaboration Compound, Merck shall pay to Metabasis a preclinical milestone payment of [***].  The foregoing preclinical milestone payment shall be payable on a Collaboration Compound-by-Collaboration Compound basis; provided, however, that this milestone payment shall only be payable with respect to the first [***] to achieve such milestone.

(b)           Development Milestones.  Within thirty (30) days following the first occurrence of each of the events set forth below with respect to any Collaboration Compound or a Product containing such Collaboration Compound, Merck shall pay to Metabasis the milestone payment set forth below (whether such milestone is achieved by Merck or a Related Party):

Milestone Event		Milestone Payment
(1)	[***]	[***]
(2)	[***]	[***]
(3)	[***]	[***]
(4)	[***]	[***]
(5)	[***]	[***]
(6)	[***]	[***]
(7)	[***]	[***]
(8)	[***]	[***]
(9)	[***]	[***]
(10)	[***]	[***]
(11)	[***]	[***]

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Milestone Event		Milestone Payment
(12)	[***]	[***]
(13)	[***]	[***]
(14)	[***]	[***]
(15)	[***]	[***]
(16)	[***]	[***]

Milestone payments [***] set forth in this Section 5.3(b) shall be payable [***].  Milestone payments [***] set forth in this Section 5.3(b) shall be payable on a Collaboration Compound-by-Collaboration Compound basis, but each of such payments shall be payable [***]; provided, however, that if (A) [***] and (B) [***], then Merck shall be entitled to [***].

(c)           Milestones Non-Refundable and Non-Creditable.  All payments made to Metabasis pursuant to this Section 5.3 are non-refundable and, except as expressly set forth in Section 5.3(b), may not be credited against any other payments payable by Merck to Metabasis under this Agreement.

5.4          Royalties.  Merck shall pay to Metabasis royalties on Net Sales of each Product by Merck and its Related Parties, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term with respect to such Product, at the applicable rates set forth below:

(a)           [***] of that portion of total annual Net Sales of such Product [***];

(b)           [***] of that portion of total annual Net Sales of such Product [***]; and

(c)           [***] of that portion of total annual Net Sales of such Product [***];

provided, however, that if (1) a particular Product is labeled for human use and (A) there is no Valid Patent Claim covering such Product in the country of sale, or (B) gross sales of Competitive Products of such Product in such country by any non Related Party attain, on a Calendar Year basis, [***] or more in such country of sale as measured by [***] OR (2) the

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Product is labeled for animal use and there is a Valid Patent Claim in the country of sale, then the royalty rates applicable to Net Sales of such Product in such country thereafter for the remainder of the Royalty Term for such Product in such country shall be [***] of the amounts set forth in (a) through (c) above; and provided further that if a particular Product is labeled for animal use and (A) there is no Valid Patent Claim covering such Product in the country of sale, or (B) gross sales of Competitive Products of such Product in such country by any non-Related Party attain, on a Calendar Year basis, [***] or more in such country of sale as measured by [***], then the royalty rates applicable to Net Sales of such Product in such country thereafter for the remainder of the Royalty Term for such Product in such country shall be [***] of the amounts set forth in (a) through (c) above.

5.5          Change in Sales Practices.  The parties acknowledge that during the Term, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible.  In such event the parties agree to meet and discuss in good faith new ways of compensating Metabasis to the extent currently contemplated under Section 5.4, subject to the mutual written agreement of the parties.

5.6          Royalties for [***].  In those cases where Merck or its Affiliates sell [***] to an independent Third Party and do not receive any consideration from such independent Third Party with respect to sales of [***], the royalty obligations under Section 5.4 shall be applicable to the sale price of the [***]; provided that (a) such sale of [***] is in the best interest of maximizing the commercial value of such [***] and (b) each other product that is sold by Merck or its Affiliate to such independent Third Party is also sold without Merck or its Affiliate receiving any consideration from such independent Third Party with respect to sales of such product other than the reasonable arm’s-length price of such product, it being the parties’ intent that Merck may not utilize the [***] to such Third Party to obtain a [***] for other products sold by Merck to such Third Party.

5.7          Compulsory Licenses.  If a Compulsory License is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate provided by Section 5.4, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.4 shall be [***] for the period during which such Compulsory License is in effect.  Merck shall use commercially reasonable efforts to oppose the granting of any such Compulsory License, and if any such Compulsory License is granted, to eliminate or limit such Compulsory License to the extent possible.

5.8          Third Party Licenses.  In the event that Merck or its Related Parties are required to obtain one or more licenses under Patents of other Third Parties that, in the absence of such license(s), would be infringed by the manufacture, use or sale of a Preclinical Candidate (or Product containing such Preclinical Candidate) (hereinafter “Third Party Patent Licenses”), [***] of the royalties actually paid under such Third Party Patent Licenses by Merck or its Related Parties for sale of such Preclinical Candidate (or Product containing such Preclinical Candidate) in a country for a Calendar Quarter shall be creditable against the royalty payments due Metabasis by Merck with respect to the sale of such Preclinical Candidate or Product in such country; provided, however, that in no event shall the royalties owed by Merck to Metabasis with

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respect to Net Sales of such Preclinical Candidate or Product for such Calendar Quarter in such country be reduced by more than [***].

6.                                      PAYMENT; RECORDS; AUDITS

6.1          Payment; Reports.  During the Term following the First Commercial Sale of a Product, Merck shall furnish to Metabasis a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties during the reporting period and the royalties payable under this Agreement in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of Products, the quantity and gross selling price of [***] sold by Merck or its Affiliate(s) to an independent Third Party as contemplated by Section 5.6, the royalties (in U.S. dollars) payable, and the method used to calculate the royalty.  Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter.  Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due.  Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

6.2          Exchange Rate; Manner and Place of Payment.  All payments to be made by Merck to Metabasis under this Agreement shall be made in USA dollars and may be paid by check made to the order of Metabasis or bank wire transfer in immediately available funds to such bank account in the USA designated in writing by Metabasis from time to time.  In the case of sales outside the USA, the rate of exchange to be used in computing the amount of currency equivalent in USA dollars due Metabasis shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system prevailing on the third to the last business day of the month prior to the month in which such sales are recorded by Merck.

6.3          Income Tax Withholding.  If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in Article 5, Merck shall make such withholding payments as required and subtract such withholding payments from the payments set forth in Article 5.  Merck shall submit appropriate proof of payment of the withholding taxes to Metabasis within a reasonable period of time.  Each party shall provide reasonable assistance to the other party in minimizing or claiming exemptions from, or refunds of, any such applicable withholding taxes, upon the other party’s written request.

6.4          Audits.

(a)           Merck shall maintain, and shall cause its Affiliates to maintain, complete and accurate books and records in connection with the sale of Products hereunder, as necessary to allow the accurate calculation of the royalties due to Metabasis hereunder.  Upon the written request of Metabasis and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Metabasis and reasonably acceptable to Merck, at Metabasis’ expense (except as set forth in Section 6.4(b) below), to have access during normal business hours to such of the records of Merck and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request.  The

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accounting firm shall disclose to Metabasis only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Metabasis.

(b)           If such accounting firm correctly identifies a discrepancy made during such period, the appropriate party shall pay the other party the amount of the discrepancy within thirty (30) days of the date Metabasis delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the parties, plus interest calculated in accordance with Section 6.5.  The fees charged by such accounting firm shall be paid by Metabasis; provided, however, that if audit uncovers an underpayment of royalties by Merck that exceeds the greater of [***] or [***] of the total royalties owed, then the fees of such accounting firm shall be paid by Merck.

(c)           Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Metabasis’ independent accountant to the same extent required of Merck under this Agreement.

(d)           Absent fraud, upon the expiration of [***] following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Metabasis, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

(e)           Metabasis shall treat all financial information subject to review under this Section 6.4 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

6.5          [***].  In the event that any payment [***], the payment shall [***]; provided, however, that in no event shall such [***].  The payment of such [***] shall not limit a party from exercising any other rights it may have as a consequence of the [***].  In the event that Merck [***] claimed by Metabasis to be [***] on the basis that a bona fide dispute between the parties exists as to whether or when such [***], and such [***] is ultimately determined to be [***], and/or, as applicable, such [***] is ultimately determined, then such [***] shall be deemed to have [***].

7.                                      INTELLECTUAL PROPERTY

7.1          Ownership; Use; Disclosure; Right of First Negotiation.

(a)           Ownership.  The entire right, title, and interest in:

(i)            Metabasis Information and Inventions shall be owned solely by Metabasis;

(ii)           Merck Information and Inventions shall be owned solely by Merck;

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(iii)         Joint Information and Inventions shall be owned jointly by Metabasis and Merck.

(b)           Use of Joint Information and Inventions.  Subject to the provisions of this Agreement (including without limitation Sections 4.1 and 4.2), during the Term each party shall have the non-exclusive right to use Joint Information and Inventions as it deems appropriate for any and all purposes, and shall have the right to grant licenses under its interest in any Joint Information and Inventions as it deems appropriate without the consent of the other party; provided, however, that [***].

(c)           Disclosure of Joint Information and Inventions.  Each party shall promptly disclose to the other all Inventions within the Joint Information and Inventions, including, without limitation, all Jointly-Owned Off-Target Compounds.  In addition, Merck shall promptly disclose to Metabasis any Invention within the Merck Information and Inventions, and Metabasis shall promptly disclose to Merck any Invention within the Metabasis Information and Inventions.

(d)           Right of First Negotiation.  In the event that, during the period beginning on the Effective Date and ending on the [***] of the Effective Date, Metabasis wishes to enter into any agreement with a Third Party for the clinical development or commercialization of any compound discovered or invented through the Collaboration solely by employees of Metabasis, or others acting on behalf of Metabasis, the primary mechanism of action of which is [***], Metabasis shall send a written notification to Merck describing such compound and setting forth Metabasis’ interest in entering into an agreement with a Third Party relating to such compound.  Upon Merck’s request, Metabasis shall send Merck, under confidentiality, all relevant information relating to such compound.  No later than [***] following Merck’s receipt of such notification and, if requested by Merck, such information, Merck shall notify Metabasis as to Merck’s interest in entering into an agreement with Metabasis relating to the development and commercialization of such compound.  If Merck either (i) notifies Metabasis that Merck is not interested in such compound, or (ii) does not send a notification to Metabasis within such [***] period, Metabasis shall be free to enter into an agreement with a Third Party relating to such compound.  If Merck notifies Metabasis within such [***] period that Merck is interested in such compound, Merck and Metabasis shall negotiate in good faith the terms and conditions relating to Merck’s participation in the development and commercialization of such compound.  If, within [***] of Metabasis’ receipt of such notification from Merck, Merck and Metabasis fail to agree on the terms and conditions relating to Merck’s participation in the development and commercialization of such compound, then Metabasis shall be free to enter into an agreement with a Third Party relating to such compound.

(e)           Inventorship.  In the event of any disagreement between the parties regarding the inventorship of any Invention, the parties shall [***].  The parties agree that Joint Patent Counsel shall [***].  The parties will [***] the fees associated [***].

(f)            Execution of Documents.  Each party shall execute such documents and perform such acts as may be reasonably requested by the other party to enable the other party to use its interest in Joint Information and Inventions or to otherwise give effect to the provisions set forth in this Section 7.1.

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7.2          Patent Prosecution.

(a)           As used herein, “prosecution” shall include interferences, reexaminations, reissues, oppositions, and the like.

(b)           Merck Patents.  Merck shall have the sole right to control the preparation, filing, prosecution and maintenance of Merck Patents using patent counsel of Merck’s choice, at Merck’s expense.

(c)           Metabasis Patents.  Metabasis shall have the sole right to control the preparation, filing, prosecution and maintenance of Metabasis Patents (except those that are also Product Patents) using patent counsel of Metabasis’ choice.  Metabasis shall give timely notice to Merck of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Metabasis Patents on a country-by-country basis and, in such case, shall permit Merck, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Metabasis Patents; provided, however, that Merck shall have the right to credit its actual expenses incurred in the prosecution of such Metabasis Patents against the royalties due to Metabasis under Section 5.4 and shall provide Metabasis with supporting documentation of such expenses.  Notwithstanding the preceding provisions of this Section 7.2(c), Merck shall not have the right to [***].

(d)           Joint Patents and Product Patents.  During the Term of this Agreement, all preparation, filing, prosecution and maintenance of Joint Patents and Product Patents shall be governed by this Section 7.2(d).

(i)            Joint Patent Counsel.  Merck and Metabasis will select patent counsel mutually agreeable to both parties (the “Joint Patent Counsel”) to prepare, file, prosecute, and maintain the Joint Patents and Product Patents.  Merck will have the first right to control the preparation, prosecution and maintenance of the Joint Patents and Product Patents, with Metabasis having the right to review and comment on drafts of patent submissions; provided, however, that any [***].

(ii)           Option to Prosecute and Maintain Patents.  Merck shall give timely notice to Metabasis of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Joint Patents or Product Patents on a country-by-country basis and, in such case, shall permit Metabasis, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Joint Patents or Product Patents (in which event, in the case of Joint Patents, Merck shall execute such documents and perform such acts at its expense as may be reasonably necessary to [***] in a timely manner).  Any such patents or patent applications for which [***] shall not be considered part of Joint Patents or Product Patents and the claims of such Patents shall not be subject to the license provisions of Article 4.

(iii)         Interference, Opposition, Reexamination and Reissue.  Merck and Metabasis shall inform the other of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to the Joint Patents or Product Patents within thirty (30) days of learning of such event.  [***] shall be the lead party in any such interference,

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opposition, or reexamination relating to the Joint Patents or Product Patents, subject to the provisions of this Section 7.2(c)(iii).  [***] shall have the right to review and consult with [***] regarding any submission to be made in connection with such proceeding.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary:

(1)           In any interference, opposition, or reexamination relating to any Joint Patent or Product Patent, [***] shall not (and it will [***]) specifically [***], or take any action that could reasonably be expected to [***];

(2)           [***] shall give [***] timely notice of any proposed settlement of an interference relating to a Joint Patent or Product Patent and shall not enter into such settlement without [***] prior written consent (such consent not to be unreasonably withheld);

(3)           [***] shall give [***] timely notice of any decision not to initiate or continue an interference relating to a Joint Patent or Product Patent, and, except where such interference involves a Joint Patent or Product Patent that claims a Collaboration Compound or Product then under development or commercialization by Merck, shall permit [***], at its sole discretion and expense, to initiate or continue such interference in [***] name; and

(4)           In connection with any interference, opposition, reissue or reexamination proceeding relating to the Joint Patents or Product Patents, Merck and Metabasis will cooperate fully and will provide each other with any information or assistance that either reasonably requests.  Each party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement.

7.3          Patent Fees.

(a)           Except as expressly set forth below, all costs associated with filing, prosecuting, issuing and maintaining Metabasis Patents, including interference, opposition, reexamination and reissue actions, shall be borne by Metabasis. With respect to any Product Patent, [***] shall bear all costs associated with filing, prosecuting, issuing, and maintaining such Product Patent, including interference, opposition, reexamination, and reissue actions, and shall reimburse [***] for any such costs incurred by [***] with respect to such [***] from and after the Effective Date and before such [***] becoming a Product Patent.  [***] shall deliver to [***] an invoice for such costs, which shall be accompanied by appropriate supporting documentation, and [***] shall pay such invoice in full within thirty (30) days of receipt.

(b)           All costs associated with filing, prosecuting, issuing and maintaining Merck Patents, including interference, opposition, reexamination and reissue actions shall be borne by Merck.

(c)           All costs associated with filing, prosecuting, issuing and maintaining Joint Patents, including interference, opposition, reexamination and reissue actions, shall be [***].  Notwithstanding the foregoing, until [***] shall bear [***] share of costs incurred under this Section 7.3(c) (“[***]”).  Commencing upon [***] shall be entitled to [***] not to exceed [***].

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7.4          Cooperation.  Each party will promptly provide to the other party information reasonably requested by other party that is necessary for the prosecution activities pursuant to Section 7.2 above.  The parties agree to cooperate and to take such actions as the parties mutually agree are reasonable to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for USA patents/patent applications.

7.5          Enforcement and Defense.  Metabasis and Merck shall promptly notify the other in writing of any alleged or threatened infringement of any Metabasis Patents, Merck Patents or Joint Patents of which they become aware.  Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(a)           Metabasis Patents.  Metabasis shall have the sole right to bring and control any action or proceeding with respect to infringement of any Metabasis Patent[***] at its own expense and by counsel of its own choice.

(b)           Merck Patents.  Merck shall have the first right to bring and control any action or proceeding with respect to infringement of any Merck Patent at its own expense and by counsel of its own choice.  With respect to infringement of any Merck Patent that could reasonably be expected to have a [***].

(c)           Product Patents and Joint Patents.  [***] shall have the first right to bring and control any action or proceeding with respect to infringement of any Product Patent or Joint Patent, at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If [***] fails to bring an action or proceeding within (i) ninety (90) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, [***] shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  In no event shall either party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.5(c), fail to defend the validity of, any Product Patent or Joint Patent without the other party’s prior written consent, nor shall [***] take a position [***] without [***] prior written consent, such consent not to be unreasonably withheld.

In the event a party brings an infringement action in accordance with this Section 7.5, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither party shall have the right to settle any patent infringement litigation under this Section 7.5 relating to any Product Patent or Joint Patent without the prior written consent of the other party, which shall not be unreasonably withheld.

(d)           Except as otherwise agreed by the parties as part of a cost-sharing arrangement, any recovery obtained by either or both Merck and Metabasis in connection with or as a result of any action contemplated by Sections 7.5(a) through 7.5(c), whether by settlement or otherwise, shall be shared in order as follows:

(i)            The party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

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(ii)           The other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action;

(iii)         Any remaining amounts after such reimbursement of the parties’ costs and expenses that are attributable to lost sales or lost profits with respect to Products shall [***]; and

(iv)          Any other remaining amounts after such reimbursement of the parties’ costs and expenses shall belong to the party that brought and controlled such action.

(e)           Each party shall inform the other party of any certification regarding any Merck Patents, Metabasis Patents or Joint Patents it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other party with a copy of such certification within five (5) days of receipt by such party.  Metabasis’ and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.5(a) through 7.5(c).

(f)            For any action under Sections 7.5(a) through 7.5(c) for which the parties are sharing expenses, the party that is contributing the greatest monetary amount shall control the action, but shall continue to consult with the other party on all major strategy decisions.

(g)           [***] shall give [***] timely written notice of the proposed settlement of any action under Section [***] and shall not enter into any such settlement without the prior written consent of [***], not to be unreasonably withheld.

7.6          Patent Term Restoration.  The parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Product Patents, Merck Patents or Joint Patents.  If elections with respect to obtaining such patent term restoration are to be made, [***] shall have the right to make the election to seek patent term restoration or supplemental protection and [***] shall abide by such election.  Should [***] wish to obtain patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to [***], the parties shall discuss the same in good faith, but [***] shall have the ultimate decision-making authority with respect thereto.

8.                                      REPRESENTATIONS AND WARRANTIES

8.1          Mutual Representations and Warranties.  Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written,

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to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) each employee or agent of such party performing work under this Agreement is contractually obligated to assign to such party any and all Inventions made by such employee or agent.

8.2          Metabasis Representations and Warranties.  Metabasis represents and warrants to Merck that, as of the Effective Date:

(a)           there are no pending legal actions of which Metabasis has received written notice or judgments or settlements against or owed by Metabasis with respect to the Metabasis Technology, and Metabasis has not received written notice of any pending or threatened claims or litigation seeking to invalidate any Metabasis Patents or claiming that the practice of the Metabasis Technology infringes or misappropriates the intellectual property rights of any Third Party;

(b)           to Metabasis’ knowledge, the Metabasis Patents in existence on the Effective Date are not invalid or unenforceable, and Metabasis is not aware of any Patent owned or controlled by a Third Party with claims that dominate (in whole or in part) the claims of the Metabasis Patents;

(c)           all inventors of any inventions claimed by the Metabasis Patents who were Metabasis employees at the time such invention was made have an obligation to assign their entire right, title and interest in and to such inventions and the corresponding Metabasis Patents to Metabasis, and, to Metabasis’ knowledge, no person, other than those persons named as inventors in any Metabasis Patents, is an inventor of the invention(s) claimed in such Metabasis Patents; and

(d)           Metabasis has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification proceeding involving any Metabasis Patents.

8.3          Performance by Affiliates, Sublicensees and Subcontractors.  The parties recognize that each may perform some or all of its obligations or exercise some or all of its rights under this Agreement (to the extent expressly permitted hereby) through one or more subcontractors or, in the case of Merck, Related Parties; provided, however, that each party shall remain responsible and be guarantor of the performance by its subcontractors and Related Parties and shall cause its subcontractors and Related Parties to comply with the provisions of this Agreement in connection with such performance.  In particular, if any subcontractor or Related Party participates in research, development or commercialization activities under this Agreement or with respect to Products, the restrictions of this Agreement which apply to the activities of such party with respect to Products shall apply equally to the activities of such subcontractor or Related Party.

8.4          Disclaimer.  Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT

LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test commenced under the Collaboration or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

8.5          Limitation of Liability.  EXCEPT FOR PAYMENTS UNDER ARTICLE 5 OR LIABILITY FOR BREACH OF SECTIONS 4.1 OR 4.2 OR ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 8.5 shall not be construed to limit either party’s indemnification obligations under Section 10.4(b)(v) or Article 11.

9.                                      CONFIDENTIALITY

9.1          Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for [***] thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”).  Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or as otherwise permitted under this Agreement.  Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not make any unauthorized use or disclosure of the Confidential Information.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

9.2          Exceptions.  Confidential Information shall not include any information which the receiving party can prove by competent evidence: (a) is now, or hereafter becomes, through no fault of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such Information; (c) is hereafter furnished to the receiving party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party; (d) is discovered or developed by the receiving party outside the Collaboration and without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

9.3          Authorized Disclosure.  Each party may disclose Confidential Information belonging to the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)           filing or prosecuting Patents as permitted by this Agreement;

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(b)           regulatory filings for Products such party has a license or right to develop hereunder;

(c)           prosecuting or defending litigation as permitted by this Agreement;

(d)           complying with applicable court orders or governmental regulations;

(e)           in the case of Merck, conducting development and/or commercialization activities in accordance with the license granted under Section 4.1(a)(ii);

(f)            disclosure to Affiliates, Related Parties, employees and consultants of the receiving party, solely to the extent required to accomplish the purposes of this Agreement, in each case on the condition that such Affiliate, Related Party, employee or consultant agrees to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9;

(g)           disclosure of Confidential Information (other than information of a scientific or technical nature) to other Third Parties in connection with due diligence or similar investigations by such Third Parties and/or in confidential financing documents, provided, in each case, that such party shall use all commercially reasonable efforts to obtain the prior written agreement of any such Third Party to be bound by terms of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 9; provided, however, that the parties acknowledge that the term of such confidentiality and non use obligations need not be the same as the parties’ obligations under this Article 9 to the extent the same is not feasible under the circumstances;

(h)           disclosure of Confidential Information (other than information of a scientific or technical nature) to the receiving party’s financial advisors for the sole purpose of enabling such financial advisors to provide advice to the receiving party, provided, in each case, that such party shall use all commercially reasonable efforts to obtain the prior written agreement of any such financial advisor to be bound by terms of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 9; provided, however, that the parties acknowledge that the term of such confidentiality and non use obligations need not be the same as the parties’ obligations under this Article 9 to the extent the same is not feasible under the circumstances; and

(i)            disclosure to the receiving party’s attorneys and independent accountants for the sole purpose of enabling such attorneys and independent accountants to provide advice to the receiving party.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 9.3(c) or (d), it will, to the extent possible, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the parties agree to take all reasonable action to avoid unauthorized disclosure of Confidential Information hereunder.  The parties will consult with each other on the provisions of this

Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

9.4          Publications.  Merck and Metabasis each acknowledge the other party’s interest in publishing the results of its research and development efforts in order to obtain recognition within the scientific and investment communities and to advance the state of scientific knowledge and agree that clinical trial results regarding Collaboration Compounds or Products shall be presented at appropriate scientific conferences in a timely fashion.  Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information.  Consequently, except for disclosures permitted pursuant to Section 9.5, (a) Metabasis shall not be entitled to make any written publication or oral presentation relating to Collaboration Compounds or Products except with Merck’s prior written consent and Merck’s review and approval of such publication or presentation, and (b) Merck shall deliver to Metabasis a copy of any written publication or an outline of any oral presentation relating to Collaboration Compounds or Products at least thirty (30) days prior to submission for publication or presentation.  Merck shall consider in good faith Metabasis’ reasonable requests to delete Confidential Information from such publication or presentation.  In addition, Metabasis shall have the right to request a reasonable delay in publication or presentation in order to protect patentable information.  If Metabasis requests such a delay, Merck shall delay submission or presentation for a period of no more than ninety (90) days to enable patent applications protecting each party’s rights in such information to be filed in accordance with Article 7.

9.5          Publicity.  The parties shall issue a joint press release in the form attached hereto as Exhibit B on, or as promptly as practicable following, the Effective Date.  It is understood that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder.  Without limiting the generality of the foregoing, [***].  The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, and Metabasis agrees to consider in good faith Merck’s requests to limit disclosure in such press releases, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases and make such disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with applicable laws or regulations, including without limitation the rules or regulations of the United States Securities and Exchange Commission or a similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq; provided further that the party seeking to make the disclosure in order to comply with applicable laws or regulations must provide a copy of the proposed disclosure to the other party at least five (5) business days prior to making such disclosure, or if five (5) days is not possible, then with as much advance notice as possible.  In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.  Metabasis shall provide to Merck’s Vice President, Public Affairs a copy of each press release or other written public disclosure made by Metabasis that refers to this Agreement or the activities of the parties hereunder.

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10.                               TERM AND TERMINATION

10.1        Term.  The term of the Collaboration shall commence on the Effective Date and continue until expiration of the Research Term, unless this Agreement is earlier terminated pursuant to Section 10.2 or Section 10.3.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the last Royalty Term for any Product with respect to which Merck has a license under this Agreement, unless earlier terminated pursuant to Section 10.2 or Section 10.3.

10.2        Termination at Will.  In the event that Merck has abandoned its research efforts directed toward the Biological Target prior to the expiration of the Research Term, Merck may terminate this Agreement upon [***] prior written notice to Metabasis given no earlier than the [***].  In addition, at any time following the expiration of the Research Term, Merck may terminate this Agreement upon [***] prior written notice to Metabasis.

10.3        Termination for Cause.  Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of any of the following:

(a)           Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b)           Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60)-day period following written notice by the non-breaching party specifying the breach and requesting that it be cured.

10.4        Effect of Termination; Surviving Obligations.

(a)           Upon termination of this Agreement by Merck pursuant to Section 10.3(b):

(i)            the licenses granted under Sections 4.1(a)(i) and 4.1(b), if then in effect, shall automatically terminate and revert to the granting party;

(ii)           the license granted by Metabasis to Merck under Section 4.1(a)(ii), if in effect immediately prior to such termination, shall remain in effect in accordance with its terms, subject to compliance by Merck with all surviving provisions of this Agreement and the payment obligations set forth in Article 5; and

(iii)         except as otherwise expressly provided in this Section 10.4, all other rights and obligations of the parties hereunder shall terminate and be of no further force or effect.

(b)           Upon termination of this Agreement by Merck pursuant to Section 10.2 after the expiration of the Research Term, or termination of this Agreement by Metabasis pursuant to Section 10.3(b):

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(i)            the licenses granted under Sections 4.1(a) and 4.1(b), if then in effect, shall automatically terminate and revert to the granting party;

(ii)           effective upon such termination, Merck shall, and it hereby does, grant to Metabasis a non-exclusive, worldwide, perpetual, royalty-bearing license, with the right to sublicense, under the Merck Technology to develop, make, have made, use, sell, offer for sale, have sold and import Collaboration Compounds and Products in the Field.  Metabasis shall pay to Merck with respect to Collaboration Compounds and Products the milestones and royalties described in Sections 5.3 and 5.4; provided that the references to “Merck” in such Sections, in Sections 6.1 through 6.5 and in the related definitions shall be deemed to be, and shall be, references to “Metabasis” for purposes of this Section 10.4(b)(ii);

(iii)         Merck shall promptly, to the extent permitted by applicable laws, transfer and assign to Metabasis all data and documents, Marketing Authorizations and other regulatory filings and approvals in Merck’s control as of the date of such termination that solely relate to and are necessary for Metabasis to continue the development and commercialization of Products in the Field (collectively, “Supporting Documents”), provided that all Supporting Documents will be supplied by Merck on an “as-is” basis only and Merck shall have no liability whatsoever with respect to such Supporting Documents; and provided further that Merck shall not be required under this Section 10.4(b)(iii) to expend more time and effort than is commercially reasonable;

(iv)          Metabasis hereby agrees to save, defend and hold Merck and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees (for the purposes of this Section 10.4(b)(iv) only, collectively, “Losses”), which they may become subject to as a result of any claim, demand, action or other proceeding by any person or entity other than Merck and its Related Parties, to the extent such Losses arise directly or indirectly out of Metabasis’ development, commercialization or sale of any Products or use of any Supporting Documents; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Merck or its Related Party(ies) or the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement; and

(v)            except as otherwise expressly provided in this Section 10.4, all other rights and obligations of the parties hereunder shall terminate and be of no further force or effect.

(c)           Upon termination of this Agreement by Merck pursuant to Section 10.2 prior to the expiration of the Research Term:

(i)            the licenses granted under Sections 4.1(a) and 4.1(b), if then in effect, shall automatically terminate and revert to the granting party;

(ii)           effective upon such termination, Merck shall, and it hereby does, grant to Metabasis a non-exclusive, worldwide, perpetual, fully paid-up license, with the right to sublicense, under the Merck Technology to develop, make, have made, use, sell, offer for sale, have sold and import Collaboration Compounds and Products in the Field;

(iii)         Merck shall promptly, to the extent permitted by applicable laws, transfer and assign to Metabasis all Supporting Documents, provided that all Supporting Documents will be supplied by Merck on an “as-is” basis only and Merck shall have no liability whatsoever with respect to such Supporting Documents; and provided further that Merck shall not be required under this Section 10.4(c)(iii) to expend more time and effort than is commercially reasonable;

(iv)          Metabasis hereby agrees to save, defend and hold Merck and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees (for the purposes of this Section 10.4(c)(iv) only, collectively, “Losses”), which they may become subject to as a result of any claim, demand, action or other proceeding by any person or entity other than Merck and its Related Parties, to the extent such Losses arise directly or indirectly out of Metabasis’ development, commercialization or sale of any Products or use of any Supporting Documents; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Merck or its Related Party(ies) or the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement; and

(v)            except as otherwise expressly provided in this Section 10.4, all other rights and obligations of the parties hereunder shall terminate and be of no further force or effect.

(d)           In the event that Merck terminates this Agreement pursuant to Section 10.2, then notwithstanding the provisions of Section 4.2, Merck may (i) enter into agreements with Third Parties relating to the development and/or commercialization of compounds controlled by such Third Parties, [***], and/or (ii) acquire, merge or consolidate with, or be acquired by, a Third Party which is developing and/or commercializing compounds [***] (the occurrence of (i) or (ii) being collectively referred to herein as an “Acquisition of a Target Compound” and any such compound being referred to herein as a “Target Compound”); provided, however, that if the Acquisition of a Target Compound [***], then Merck (or its successor-in-interest) shall [***], with respect to any Target Compound commercialized by Merck (or its successor-in-interest) [***].

(e)           Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 2.8 – Materials (last sentence only)

Section 4.2 – Exclusivity (except with respect to development and commercialization of Products by a party that has a license to develop and commercialize Products in the Field after termination pursuant to Section 10.4(a), Section 10.4(b) or Section 10.4(c), for so long as, and to the extent that, such license remains in effect)

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Section 6.1 – Payment; Reports (so long as any amounts are payable under Article 5 pursuant to Section 10.4)

Section 6.2 – Exchange Rate; Manner and Place of Payment (so long as any amounts are payable under Article 5 pursuant to Section 10.4)

Section 6.3 – Income Tax Withholding (so long as any amounts are payable under Article 5 pursuant to Section 10.4)

Section 6.4 – Audits (so long as any amounts are payable under Article 5 pursuant to Section 10.4)

Section 6.5 – [***]

Section 7.1 – Ownership of Inventions

Section 7.2 – Patent Prosecution and Maintenance (so long as Merck retains a license from Metabasis under Section 10.4)

Section 7.3 – Cooperation of the Parties (so long as Merck retains a license from Metabasis under Section 10.4)

Section 7.4 – Infringement by Third Parties (so long as Merck retains a license from Metabasis under Section 10.4)

Section 7.5 – Infringement of Third Party Rights (so long as Merck retains a license from Metabasis under Section 10.4)

Section 8.3 – Performance by Affiliates, Sublicensees and Subcontractors (so long as Merck retains a license from Metabasis under Section 10.4)

Section 8.4 – Disclaimer

Section 8.5 – Limitation of Liability

Section 9.1 – Confidential Information

Section 9.2 – Exceptions

Section 9.3 – Authorized Disclosure

Section 9.4 – Publications

Section 10.4 – Effect of Termination; Surviving Obligations

Section 10.5 – Exercise of Right to Terminate

Section 10.6 – Damages; Relief

Section 10.7 – Rights in Bankruptcy (so long as Merck retains a license from Metabasis under Section 10.4)

Article 11 – Indemnification

Article 12 – Dispute Resolution

Article 13 – General Provisions

(f)            Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 10.4(a), (b) or (c), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

10.5        Exercise of Right to Terminate.  The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

10.6        Damages; Relief.  Subject to Section 10.5 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

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10.7        Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Metabasis are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The parties agree that Merck, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Metabasis under the U.S. Bankruptcy Code, Merck will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Metabasis elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Metabasis upon written request therefor by Merck.

11.                               INDEMNIFICATION

11.1        Indemnification by Merck.  Merck hereby agrees to save, defend and hold Metabasis and its Affiliates and their respective directors, officers, employees and agents (each, a “Metabasis Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Metabasis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the practice by Merck or its Related Parties of any license granted to it hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Merck or any of its Related Parties, or (iii) the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Metabasis Indemnitee or the breach by Metabasis of any warranty, representation, covenant or agreement made by Metabasis in this Agreement.

11.2        Indemnification by Metabasis.  Metabasis hereby agrees to save, defend and hold Merck and its Affiliates and their respective directors, officers, employees and agents (each, a “Merck Indemnitee”) harmless from and against any and all Losses to which any Merck Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the practice by Metabasis, its Affiliates or sub-licensees (excluding Merck and its Related Parties) of any license granted to it hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any product by Metabasis, its Affiliates or sub-licensees (excluding Merck and its Related Parties), or (iii) the breach by Metabasis of any warranty, representation, covenant or agreement made by Metabasis in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Merck Indemnitee or the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement.

11.3        Control of Defense.  Any entity entitled to indemnification under this Article 11 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.  The indemnified party shall provide the indemnifying party with all information in its possession and all assistance reasonably necessary to enable the indemnifying party to carry on the defense of any such Losses.

11.4        Insurance.  Merck, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the Term.

12.                               DISPUTE RESOLUTION

12.1        Dispute Resolution.  The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.  If the parties cannot resolve the dispute, controversy or claim within thirty (30) days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer of Metabasis and an Executive Vice President of Merck, as appropriate in light of the subject matter of the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.  If, within sixty (60) days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The decision rendered in any such arbitration will be final and not appealable.  If either party intends to commence binding arbitration of such dispute, controversy or claim, such party will provide written notice to the other party informing the other party of such intention and the issues to be resolved.  Within thirty (30) days after the receipt of such notice, the other party may by written notice to the party initiating binding arbitration, add additional issues to be resolved.

12.2        Arbitrators.  The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Related Parties.  Within thirty (30) days after receipt of the original notice of binding arbitration (the “Notice Date”), each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within fifteen (15) days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.  The place of arbitration shall be Dallas, Texas, and all proceedings and communications shall be in English.

12.3        Procedural Matters.  It is the intention of the parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances.  The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents.  No later than thirty (30)

days after selection of the third arbitrator, the parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting.  Failing any such mutual agreement, the arbitrators will design and the parties shall follow procedures to such effect.

12.4        Governing Law.  The arbitrators will, in rendering their decision, apply the substantive laws of the State of New York, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

12.5        Injunctive Relief.  Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be provided in Section 8.5.  Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

12.6        Confidentiality.  Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.

12.7        Termination of Agreement.  The parties agree that, in the event of a dispute over whether a party has the right to terminate this Agreement, neither party may terminate this Agreement until final resolution of the dispute through arbitration.  The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute may be paid into an escrow account pending resolution by the arbitrators and to the extent paid directly to a party shall be refunded if an arbitrator or court determines that such payments are not due.

12.8        Excluded Claim.  As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

13.                               GENERAL PROVISIONS

13.1        Non-Solicitation.  Each party agrees that, until the [***] of the Effective Date, such party will not permit any representative of such party or its Affiliates to solicit for employment with such party or any of its Affiliates any employee of the other party; provided, however, that this Section 13.1 will not prevent either party from:  (a) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other party or its Affiliates; or (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of such party, or soliciting the employment of any

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employee of the other party who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of the other party or its Affiliates.

13.2        Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.  The United Nations Convention on the Sale of Goods shall not apply.

13.3        Entire Agreement; Modification.  This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning the Biological Target.  No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.  Notwithstanding anything to the contrary in the foregoing, the confidentiality agreement between the parties dated as of September 1, 2004 shall continue to govern disclosures made thereunder.

13.4        Relationship Between the Parties.  The parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the parties.  Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5        Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.6        Assignment and Change of Control.

(a)           Except as provided in this Section 13.6, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either party without the consent of the other party.

(b)           Merck may, without Metabasis’ consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck or in connection with a Change of Control of Merck.

(c)           Metabasis may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control; provided, however, that in the event of a [***], Metabasis shall provide written notice to Merck at least thirty (30) days prior to the completion of such [***] and Merck shall have the right, at its election at any time within thirty (30) days after such notice, to (i) terminate the Collaboration (to the extent it is

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still ongoing) and (ii) regardless of whether the Collaboration is ongoing or is terminated, to implement one or more of the provisions set forth hereinbelow:

(i)            to the extent that provisions of the Agreement require Merck to provide Merck Know-How and other materials and information regarding the Collaboration to Metabasis, such provisions shall be automatically amended to no longer impose such an obligation on Merck;

(ii)           the provisions of the Agreement providing for any participation or decision-making by Metabasis on or through the JRC and the JDC shall be of no further force and effect;

(iii)         the license granted under Section 4.1(b)(i) shall terminate and be of no further force or effect, but the licenses granted under Sections 4.1(a)(i) and 4.1(a)(ii) shall continue in full force and effect in accordance with their terms, subject to compliance by Merck with all applicable surviving provisions of this Agreement (including, without limitation, the provisions of Article 5); and

(iv)          Metabasis (including, for purposes of this subsection, the [***] party) shall discuss in good faith with Merck the adoption and implementation of [***] (collectively, “Sensitive Information”) within the surviving entity and among the surviving entity and its Affiliates.  The purpose of such procedures would be to limit (to the extent feasible, commercially reasonable and consistent with applicable corporate governance standards) the disclosure of Sensitive Information to only those personnel having a need to know Sensitive Information and to prohibit the use of Sensitive Information against Merck or any Product, including without limitation the use of Sensitive Information for the development or commercialization of any products, [***].

In the event that Merck does NOT exercise its right under this Section 13.6 to terminate the Collaboration in connection with a [***] of Metabasis, the provisions of subsections (i), (ii) and (iv) of this Section 13.6(c) will nevertheless apply to the extent that Merck opts to implement them in accordance with this Section 13.6.  Except as provided in this Section 13.6(c), this Agreement will remain in full force and effect in accordance with its terms.

(d)           Metabasis shall not have the right to assign, sublicense, delegate or otherwise transfer its Co-Promotion Option or any of its rights or obligations under the co-promotion agreement entered into pursuant to Section 3.6 to any Third Party or in connection with a Change of Control of Metabasis, except with the prior written consent of Merck.

(e)           In the event that a party assigns this Agreement and its rights and obligations hereunder in connection with a Change of Control (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the

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technology licensed hereunder.

(f)            Any attempted assignment not in accordance with this Section 13.6 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

13.7        No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.8        Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.9        Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Metabasis, to:	Metabasis Therapeutics, Inc. 9390 Towne Centre Drive, Suite 300 San Diego, CA 92121 Attention: Chief Executive Officer Facsimile No.: (858) 587-2770

and:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Frederick T. Muto, Esq. Facsimile No.: (858) 550-6420

if to Merck, to:	Merck & Co., Inc. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908)735-1246

and	Merck & Co., Inc. One Merck Drive Attention: Chief Licensing Officer P.O. Box 100, WS2A-30 Whitehouse Station, NJ 08889-0100 Facsimile: (908)735-1214

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

13.10      Force Majeure.  Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur.  Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any party be required to prevent or settle any labor disturbance or dispute.

13.11      Interpretation.

(a)           Captions & Headings.  The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b)           Singular & Plural.  All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c)           Articles, Sections & Subsections.  Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d)           Days.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e)           Ambiguities.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f)            English Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.12      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AND COLLABORATION AGREEMENT as of the Effective Date.

METABASIS THERAPEUTICS, INC.		MERCK & CO., INC.

By:	/s/ Edgardo Baracchini	By:	/s/ Richard T. Clark
Name: Edgardo Baracchini, Ph.D., M.B.A.		Name: Richard T. Clark
Title: Sr. Vice President, Business Development		Title: CEO & President

Exhibit A

Terms of Co-Promotion Agreement

1.             General.  This Exhibit sets out the principal terms under which Metabasis may co-promote Products and potentially an [***] by Detailing to Specialists, subject to the negotiation and execution of a definitive Co-Promotion Agreement.  Promptly following execution of the Co-Promotion Agreement, the parties shall negotiate and enter into an agreement setting forth mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of Collaboration Compounds and Products.  Such guidelines and procedures will be in accordance with, and will enable the parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities.

2.             Certain Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.  In addition, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a)           “Detail” shall mean a product presentation in a face-to-face meeting in an individual or group practice setting between a professional sales representative and a Target Prescriber in which one or more key product benefits are verbally presented.  For the avoidance of doubt, a Detail does not include a reminder or sample drop.

(b)           “Detailing” shall mean the act of presenting a Detail.

(c)           “Specialist” shall mean a diabetologist or endocrinologist, or such other specialist medical or health care professional authorized to prescribe Products under the laws of the jurisdiction in which such medical or health care professional is practicing.

(d)           “Target Prescriber” shall mean a Specialist identified as a member of the target audience to whom Metabasis shall direct a Detail.

3.             Co-Promotion Agreement.  Upon exercise by Metabasis of the Co-Promotion Option, and pursuant to the procedures set forth in Section 3.6, the parties shall enter into an agreement relating to the Detailing of Products to Target Prescribers (the “Co-Promotion Agreement”).  For purposes of clarification, notwithstanding the exercise of the Co-Promotion Option or the execution of the Co-Promotion Agreement, Merck shall at all times during the Term remain obligated to pay the applicable amounts specified under Article 5 of the Agreement with respect to each Product (whether or not such Product is co promoted by Metabasis).  The Co-Promotion Agreement shall include but not be limited to the following provisions:

(a)           Recruitment.  The Metabasis Sales Force shall be recruited by Metabasis at Metabasis’ sole expense.  At the request of Metabasis, and at Metabasis’ expense, Merck will assist in the recruitment of the Metabasis Sales Force.  Metabasis shall recruit the Metabasis Sales Force with a profile to be reasonably agreed to by Merck.  The parties agree that the Metabasis Sales Force shall have a minimum size of [***] representatives, with the actual number of representatives to be jointly determined by Merck and Metabasis in good faith.  The

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parties agree that the Metabasis Sales Force will operate throughout the entire Co-Promotion Territory, but the specific territories and alignment throughout the Co-Promotion Territory allocated to the Metabasis Sales Force shall be reasonably determined by [***].  For purposes of clarification, should Metabasis exercise its Co-Promotion Option hereunder, as well as any co-promotion option it may have under any other license or collaboration agreement between Merck and Metabasis, there will be only one Metabasis sales force for all products co-promoted by Merck and Metabasis, assuming the target audience for all such products is the same and that the number of products is manageable by one sales force (2 to 3 products).

(b)           Training.  Merck shall provide the Metabasis Sales Force with appropriate training with respect to promotion of the Product(s) and any other Merck product to be detailed by the Metabasis Sales Force.  In addition, at Metabasis’ reasonable request, Merck shall provide general sales training to the Metabasis Sales Force.  Metabasis will be responsible for expenses including but not limited to travel, lodging, meals and representative salary and benefits during the training period.  Merck will be responsible for the costs of Merck employees providing the training, the training facility and training materials.  The training will be carried out at a Merck training facility and will be equivalent to the training received by the corresponding Merck specialty sales force.

(c)           Timing.

(i)            If [***] Is Available.  Except as set forth in the last sentence of this paragraph 3(c)(i), Merck shall, by written notice to Metabasis no later than [***] in advance of the Estimated Product Launch Date (the [***] intended to start no later than [***] prior to the launch of the Product.  The [***] shall be included within the [***] negotiated by the parties with respect to Product pursuant to Section 3.6.  In such event, Metabasis shall hire a specialty sales force which will be employed by Metabasis (the “Metabasis Sales Force”) to promote the [***]  Hiring of the Metabasis Sales Force shall be completed no later than [***] prior to the Estimated Product Launch Date.  Merck shall initiate training of the Metabasis Sales Force with respect to such [***] prior to the Estimated Launch Date and shall complete such training within [***] following initiation of such training.  [***]

(ii)           If No [***] Is Available.  If Merck is not able to provide an [***] to Metabasis as described in paragraph (a) above, hiring of the Metabasis Sales Force shall begin no later than [***] before the then-current Estimated Product Launch Date, and be completed no later than [***] before the then-current Estimated Product Launch Date, so that Merck may initiate training of the Metabasis Sales Force in accordance with paragraph 3(b) above.  Merck agrees to complete such training within [***] following initiation of such training.

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(d)           Other Products.  [***], provided that the Metabasis Sales Force is not detailing an [***] or a non Merck Product (“Non-Merck Product”) in addition to Product, Merck may request to utilize the Metabasis Sales Force (at no further compensation to Metabasis) to detail [***].  Notwithstanding the foregoing, Merck shall not be obligated to provide any [***].

(e)           Launch Meeting.  The Metabasis Sales Force will attend the same launch meeting as the Merck sales force for Product.

(f)            Target Prescribers.  The Target Prescribers of the Product shall be reasonably determined by Merck following good faith consultations with Metabasis.

(g)           Position of Details.  Details to be delivered by Metabasis for the Product shall be reasonably determined by [***]; provided, however, that the Details to be delivered by Metabasis for the Product shall be [***] throughout the term of the Co-Promotion Agreement unless otherwise agreed by the parties.

(h)           Content of Details.  The form and content of all information communicated in all Details or other communications to health care professionals by Metabasis for the Product and any [***] shall be those developed by Merck at its sole expense and in use by the corresponding Merck sales force.  Metabasis will limit its claims of efficacy and safety for the Product and any [***] to those which are consistent with Merck’s approved labeling for the applicable product and shall provide appropriate balance in all communications regarding such products.  Metabasis shall Detail the Product and any [***] in strict adherence to all applicable legal, regulatory, professional and policy requirements, including, but not limited to, all applicable Merck policies that have been communicated to Metabasis, as they exist at the time of the Detail.

(i)            Compensation.  Commencing  upon the  earlier of (a) completion of the training of the Metabasis Sales Force on the Product, or (b) completion of the training  of the Metabasis Sales Force on the [***], Merck shall compensate Metabasis, commensurate with Merck standards, for [***] costs directly related to the Metabasis Sales Force, including salary, benefits, incentives, automobile leases, computers, provided that the Metabasis Sales Force details only Product(s) and any [***].  If (A) there is a Non Merck Product also being Detailed by the Metabasis Sales Force, or (B) Metabasis declines the opportunity to detail the [***] or (C) Merck and Metabasis are unable, following good faith negotiations, to reach agreement on the [***], then Merck will compensate Metabasis under the Co-Promotion Agreement only for [***] of the Metabasis Sales Force’s cost.

(j)            Schedule of Payments.  Within thirty (30) days of the end of each Calendar Quarter, Metabasis shall submit to Merck an invoice containing a schedule of Metabasis Sales Force activities and expenses for review and approval.  Merck shall make the required payments to Metabasis within thirty (30) days of receipt, except to the extent that any of such expenses are subject to a bona fide dispute.  In the event that Merck withholds or delays any such payment

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claimed by Metabasis to be due hereunder on the basis that a bona fide dispute between the parties exists as to whether or when such payment is due, and such payment is ultimately determined to be due, then such payment shall be deemed to have accrued interest at the rate specified in Section 6.5 of the Agreement from the date due until such payment and accrued interest have been paid in full.

(k)           Performance Criteria.  The parties shall agree on a minimum number of total Details to be conducted by Metabasis each year for Product and any Advance Merck Product or Delayed Merck Product based on industry standard performance expectations of a similar specialty sales representative (calls and Details per day).  Compensation to Metabasis as provided above will be subject to adjustment if the minimum level of such Details is not achieved.

(l)            Metabasis Trademarks.  All advertising and promotional material used by Metabasis, Merck and Related Parties in connection with any Product in the Co-Promotion Territory shall feature Metabasis’ corporate trade name and logo where feasible under local regulations (collectively, the “Metabasis Marks”), which shall be in at least the same font size as Merck’s corporate trade name and logo on any of the foregoing.  Such use shall be in accordance with a separate trademark license agreement, under which Metabasis would grant to Merck a non exclusive, royalty-free license to use the Metabasis Marks on Product advertising and promotional material.  Metabasis or an Affiliate of Metabasis shall retain the ownership of the entire right, title and interest in and to the Metabasis Marks, and all goodwill associated with or attached to the Metabasis Marks arising out of the use thereof by Merck and Related Parties shall inure to the benefit of Metabasis.

(m)          Sampling and Promotional Materials.  With respect to Product and any Advance Merck Product or Delayed Merck Product, the Metabasis Sales Force shall be required to use only promotional materials provided to it by Merck.  Merck shall provide samples and promotional material to Metabasis Sales Force in a manner and quantity consistent with its provision of samples and promotional material to its own corresponding sales force.

(n)           Maintenance and Audit of Records.  Under the Co-Promotion Agreement, Metabasis will be responsible for the maintenance of accurate records corresponding to the invoice of the expenses and activities of the Metabasis Sales Force, including, without limitation, an accurate monthly record of the number of Details, by position.  Merck shall have the right to review and audit all such records.

(o)           Coordination; Exclusivity.  The Metabasis Sales Force shall work in a coordinated fashion with Merck’s sales force for the applicable Product(s) and any Advance Merck Product or Delayed Merck Product and shall not, without Merck’s prior written consent (not to be unreasonably withheld), promote a product that has the same primary mode of action as Product or, if applicable, the Advance Merck Product or Delayed Merck Product.

(p)           Joint Commercialization Committee.  The parties shall establish a joint commercialization committee (“JCC”) with an equal number of (not to exceed four (4)) representatives of each party.  The JCC shall meet in accordance with a schedule established by mutual agreement of the parties, but no less frequently than once per Calendar Quarter, with the

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location for such meetings alternating between Metabasis and Merck facilities (or such other locations as may be determined by the JCC).  Alternatively, the JCC may meet by means of teleconference, videoconference or other similar communications equipment.  Each party shall bear its own expenses related to the attendance of such meetings by its representatives.  The JCC shall be chaired by a representative of Merck.  The JCC will review marketing plans and coordinate implementation of field activities.  Merck’s representatives on the JCC shall disclose to Metabasis’ representatives on the JCC such information as is reasonably necessary, in Merck’s opinion, for Metabasis’ representatives to participate in the proceedings of the JCC.

(q)           Term and Termination.  The term of the Co-Promotion Agreement shall continue until the last to expire Valid Patent Claim in the USA, or as long as Merck Details such Product in the USA, whichever occurs later; provided, however, that in the event that development or commercialization of Product ceases while Metabasis is co promoting (or being trained to co promote) an [***] then the term of the Co-Promotion Agreement (and Metabasis’ right to co promote such [***] shall continue for one (1) year from the date of such cessation of development or commercialization or until such later date as Merck may specify in writing to Metabasis.  The Co-Promotion Agreement shall be subject to termination:

(i)            by Merck in the event of a Change of Control of Metabasis;

(ii)           by Merck at any time, if Metabasis fails to meet an average of [***] of the target level of Details for the Product, [***] over any [***] period, or if Metabasis fails to meet [***] of the target level of Details for the Product, [***] for any [***] during a rolling [***] period;

(iii)         by either party upon sixty (60) days’ prior written notice to the other party if the other party breaches any material provision of the Co-Promotion Agreement and has not cured such breach within the sixty (60)-day period following written notice of termination by the non breaching party;

(iv)          in its entirety or solely with respect to the [***] (if any), by Metabasis at any time with at least six (6) months’ prior written notice; or

(v)            by either party immediately in the event of termination of the Agreement, or upon twelve (12) months’ written notice upon expiration of the Agreement.

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Exhibit B

Form of Joint Press Release

News Release

Contacts:

Julie C. Cunningham	Janet Skidmore
Metabasis Therapeutics, Inc.	Merck & Co., Inc.
Investor Relations & Corporate Communications	Public Affairs & Media Relations
Ph: 1-858-622-3973	Ph: 1-908-423-3046
Fax: 1-858-458-3504	Fax: 1-908-735-1745
Email: Cunningham@mbasis.com	Email: janet_skidmore@merck.com

METABASIS THERAPEUTICS AND MERCK ANNOUNCE COLLABORATION TO DEVELOP

NEW TREATMENT FOR DIABETES, HYPERLIPIDEMIA AND OBESITY

SAN DIEGO, CA and WHITEHOUSE STATION, NJ –                         , 2005 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) and Merck & Co., Inc. (NYSE: MRK) announced today that they have formed a collaboration to research, develop and commercialize novel small molecule therapeutics with potential to treat several diseases, including type II diabetes, hyperlipidemia and obesity, by activation of an enzyme in the liver called AMP-activated Protein Kinase (AMPK).

Under the terms of the agreement, both Metabasis and Merck will conduct discovery efforts and contribute drug candidates to the collaboration.  Merck will make a payment of $5 million on signature of the agreement and will provide Metabasis with funding for its research contribution to the program.  Merck assumes primary responsibility, including financial responsibility, for clinical development of any resulting product candidates and will have the right to market such products worldwide. Metabasis will be eligible to receive payments upon identification and achievement of certain milestones during development of a product candidate. Should a product be commercialized, Metabasis will receive a royalty on net sales and have the option to co-promote the product in the United States.  In the event that a product is developed and marketed for use in patients for a single indication, the total cash payments to Metabasis, excluding royalties, would be approximately $54 million. If a product is approved for additional indications Merck would make additional milestone payments, which could bring the total cash payments to Metabasis to $74 million.

“We are very excited to embark on our second collaboration with Merck, given Merck’s world class R&D and commercialization capabilities.” said Dr. Paul Laikind, Chairman, President and CEO of Metabasis.  “We have been very impressed with the expertise and professionalism that we have experienced during the joint hepatitis C project we began with Merck in 2004.  Combining efforts with Merck scientists on the AMPK project will give us the greatest chance of developing a new drug to treat a devastating group of diseases.”

“Merck’s continued and serious commitment to being a leader in the area of diabetes and metabolic diseases is driven by the magnitude of the unmet medical need,” said Dr. Mervyn Turner, Senior Vice President of Worldwide Licensing and External Research for Merck.  “All of the currently marketed therapies have shortcomings that can be improved upon in next-generation agents.  Our strategy is to deliver medicines that address key pathogenic defects and are safe and effective across the spectrum of pre-diabetes and diabetes. This latest collaboration with Metabasis underscores Merck’s significant ongoing research and commitment to diabetes and metabolic diseases by targeting what we hope will be an important new class of drugs.  We look forward to a fruitful collaboration.”

“AMPK has received considerable attention over the past several years based on its potential as a drug target for metabolic diseases,” said Dr. Mark Erion, Metabasis’ Executive Vice President of Research and Development.  “Our interest in AMPK stems not only from its therapeutic potential but also from our experience on enzymes that, like AMPK, use nucleotide binding sites to regulate their activity.  Historically it has been difficult to find molecules that bind to these sites with high affinity and specificity.  Using our NuMimetic technology and the compound libraries made specifically for these sites, we have had success in the past in finding drug candidates.  We look forward to working with Merck and their talented team of scientists on this attractive drug target for metabolic diseases.”

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Metabasis has used its proprietary NuMimetic™ technology to discover potent and highly selective compounds that activate a protein kinase in the liver known to regulate cholesterol and fat levels. These small molecule compounds, known as AMP mimetics, mimic the natural regulator of this enzyme which is known as adenosine mono-phosphate (AMP).  Metabasis’ NuMimetic technology was developed to help identify this class of compounds.  The Company has discovered lead compounds in the program that appear to inhibit cholesterol and fat synthesis in preclinical models. The data supports the premise that these or related compounds may be useful for the treatment of patients with type 2 diabetes, hyperlipidemia, or non-alcoholic steatohepatitis.  These compounds are designed to target type 2 diabetes by a different mechanism than Metabasis’ gluconeogenesis inhibitors, CS-917 and MB07803.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs principally to treat metabolic diseases, cancer and certain other diseases linked to pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting large markets with significant unmet medical needs.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic and HepDirect™ technologies.  Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Metabasis Forward-looking Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, the dollar amount of potential payments to Metabasis under the Merck Agreement, references to progress on its strategic goals and pursuit of Metabasis’ corporate objectives, the initiation, progress and completion of preclinical and clinical trials for Metabasis’ and its collaborators’ product candidates, the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaboration with Merck, and the reinforcement of Metabasis’ proprietary position, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations.  Such forward-looking statements involve known and unknown

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risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements as discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the year ended December 31, 2004.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Merck Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

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